Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-96207 and 333-41130) and the Registration Statements on Form S-8 (Nos. 33-64805, 333-38458, 333-46310 and 333-46312) of our report dated January 22, 2001 included in this Form 10-K for the fiscal year ended December 31, 2001.  It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2001, or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP

Dallas, Texas

    March 27, 2002